Exhibit 10.1
Memo

Date:	April 24, 2009

To:	Eric Ceyrolle

From:	Dick Morin

RE:	Separation from Cognex
The following summarizes our agreement regarding the compensation and related benefits to be paid to you in connection with your separation from Cognex Corporation and its affiliate, Cognex International, Inc. The payment of such amounts shall be made in accordance with applicable French and U.S. law and in such manner as we may otherwise agree.
•	You will receive your gross monthly salary (28,800 Euros) through July 15, 2009 (the “Termination Date”) and on the usual payment dates.

•	You will receive payment of any outstanding vacation days accrued but not taken up to the Termination Date (subject to social contributions).

•	You will receive an additional payment of 299,200 Euros on the Termination Date in settlement of your rights under French law.

•	You will be entitled to receive up to a total maximum amount of 15,360 Euros to cover (upon presentation of related receipts) reasonable and customary costs incurred by you to prepare your tax documents for 2009.

•	Cognex will pay to your current French “mutuelle” health insurance the greater of (a) the employer and employee contributions due until the end of 2009 and (b) the amount required of us by French law.

•	You will be entitled to the reimbursement of customary professional expenses incurred by you prior to the Termination Date in accordance with our policies and procedures.